UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of New Officer

On December 9, 2013 Green Mountain Coffee Roasters, Inc. (the “Company”) announced that effective December 5, 2013 John Whoriskey was promoted to President — U.S. Sales and Marketing.  Since May 2013, Mr. Whoriskey has held the position of President — U.S. Sales for the Company.  From 2012 until May 2013, Mr. Whoriskey served as Vice President and General Manager, Commercial Operations, for the Company’s Keurig Business Unit, and from 2002 until 2012 its Vice President and General Manager — At Home.  Mr. Whoriskey is 63 years old.

In connection with his promotion, the Compensation and Organizational Development Committee of the Company’s board of directors (the “Compensation Committee”) increased Mr. Whoriskey’s base salary from $350,000 to $425,000, effective January 1, 2014.  Effective for fiscal year 2014 the Compensation Committee approved for Mr. Whoriskey a target award under the annual cash incentive plan of 60% of annual base salary and a target award under the long term equity incentive plan of 100% of annual base salary.

Mr. Whoriskey is currently and will remain a participant in the Company’s 2008 Change-in-Control Severance Benefit Plan, as amended.  In connection with his appointment, Mr. Whoriskey also entered into the Company’s standard form of indemnification agreement for officers.

Except for Mr. Whoriskey’s employment arrangement described in this Current Report, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Whoriskey has a direct or indirect material interest.

There are no family relationships between Mr. Whoriskey and any of the directors or officers of the Company or any of its subsidiaries.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Brian P. Kelley
Brian P. Kelley
President and Chief Executive Officer

Date: December 9, 2013

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